EXHIBIT 10.1
Credit Facility Agreement

(This document is an English summary from the original Chinese version)

The Borrower: Jinzhou Halla Electrical Equipment Co., Ltd.

The Lender: Bank of China (Jinzhou Tiebei Branch)

1.	Scope of Business

Subject to the terms of this Credit Facility Agreement (the “Agreement”) and separate agreements to be entered into by the Borrower and Lender (collectively, the “Parties”), Lender hereby agrees to make loans to the Borrower for purposes of RMB short-term loan, foreign currency short-term loan, bank acceptance, and settlement financing business, etc.

2.	Types of Loan and Commitment Amount

The Lender hereby grants to the Borrower the following line of credit of up to RMB 80 million:

(i)	RMB Short-Term Loan: RMB 30 million;

(ii)	Bank’s Acceptance Credit: RMB 15 million;

(iii)	Factor Credit: RMB 15 million; and

(iv)	Commercial Invoice Discount: RMB 20 million.

3.	Use of the Line of Credit

Within the term of the Agreement as specified in Section 5, the Borrower may use line of credit in a revolving way up to the amount as provided under Section 2.

In case the Borrower needs to adjust the scope of business as specified in Section 1, it shall apply to the Lender in writing. Upon the application, the Lender may decide whether to adjust the scope.

4.	Separate Agreements Required:

The Parties shall enter into a separate agreement (collectively “Separate Agreement”) as follows each time advances are made pursuant to this Agreement:

4.1	For RMB Short-Term Loan: RMB Loan Agreement (Short Term);

4.2	For Bank’s Acceptance Credit: Bank’s Acceptance Credit Agreement; and

4.3
For Settlement Financing Business: (1) Agreements: (i) Domestic Commercial Invoice Discount Agreement; and (ii) Domestic General Factor Agreement; and (2) Applications: (i) Application for Domestic Invoice Discount Amount; (ii) Application for Domestic Commercial Invoice Discount; (iii)Application for Domestic Factor Business; (iv) Application for Change of Domestic Factor Credit Amount; and (v) Application for Domestic Factor Financing.

The Separate Agreements shall become integral part of this Agreement. The rights and obligations of both Parties shall be defined according to the Separate Agreements and this Agreement. In case of any discrepancy between the Separate Agreements and this Agreement, the Separate Agreements shall prevail.

5.	Term of the Agreement

The term of this Agreement shall commence from the date as specified under Section 19 and expires on September 24, 2008;

The term of this Agreement shall not be extended automatically. The term of this Agreement may be extended upon a written approval by the Lender of the Borrower’s application for extension and satisfaction of security interest provided by the Borrower. The written agreement on extension shall provide a new term of the loans.

6.	Conditions Precedent on Extending Credit Facility:

The obligation of the Lender to extend any credit facility under this Agreement is subject to the satisfaction of the following conditions by the Borrower:

6.1	Submit an application for the specific type of loan to the Lender before the expiration date of the Agreement under Section 5;

6.2	Reserve and execute relevant corporate documents, record, seal, lists of personnel, sample of signature relevant to this Agreement and the Separate Agreements;

6.3	Set up accounts necessary for drawing credit facility as required by the Lender;

6.4
Complete all necessary legal and administrative procedures and submit to the Lender copies or appropriate photocopies of documents concerned. In case these formalities shall be performed by the Lender according to the stipulations of laws and regulations, the Borrower agrees to provide all necessary assistance;

6.5	Satisfy the conditions precedent as specified in the Separate Agreements;

6.6	Provide deposit or execute the security agreement required by the Lender; and

6.7	Agree to make presentation and warranty under Section 10 of this Agreement.

6.8	Other conditions deemed necessary by the Lender.

7.	Obligations of the Lender

Pursuant to the Agreement and respective Separate Agreements, promptly process applications for loans from the Borrower.

8.	Obligations of the Borrower

8.1	Timely payment of all necessary fees pursuant to this Agreement and respective specific Separate Agreements;

8.2	Timely provision of reserve in accordance with this Agreement and respective specific Separate Agreements;

8.3	Timely payment of all debts, including but not limited to, principals, interests, penalties and relevant fees pursuant to this Agreement and respective specific Separate Agreements; and

8.4	Use the loans obtained according to the use specified in this Agreement and respective specific Separate Agreements.

9.	Security Interest

With respect to obligations arising from this Agreement and/or specific Separate Agreements, the Parties hereby agrees to adopt the following ways of guarantee:

The Borrower provides mortgage to secure the fully payment of its obligation under the Agreement and signs the Agreement on Mortgage of the Highest Amount under documentation 2007 Jin Zhong Ying Tie Ya No. 001;

If the Lender believes that the occurrence of certain events could adversely affect the capacity of the Borrower or the Mortgagor to perform the Agreement or result in insufficiency of collateral, the Lender shall have the right to request the Borrower to provide additional collaterals to secure the Lender’s interests.

10.	Representations and Warranties

10.1
The Borrower is a duly organized, validly existing enterprise legal person and in good standing under Chinese laws, has duly gone through the industrial and commercial registration formalities, has all necessary power and the performance of this Agreement and respective specific Separate Agreements is within the Borrower’s powers;

10.2
Execution and performance of this Agreement and respective specific Separate Agreements are based on the true expression of intention of the Borrower. The Borrower has obtained all lawful and valid corporate authorization in accordance with its articles of association or other internal rules and regulations. The execution and performance of this Agreement and respective specific Separate Agreements will not violate any agreements, contracts and other legal documents which have legal binding effect on the Borrower;

10.3	All documents, financial statements, and other materials provided by the Borrower to the Lender pursuant to this Agreement and specific Separate Agreements are true, complete, accurate and valid;

10.4
The transaction for which the Borrower applies for loans from the Lender is true and legitimate, not for any illegal purposes, such as money laundry. That the Borrower provides with the Lender any documents can not be deemed that the Lender is liable for reviewing the truth and legitimacy of the transactions in which the Borrower is engaging;

10.5	The Borrower has not disguised any events which will affect the financial status and performance capabilities of the Borrower and the mortgagor;

10.6	The Borrower hereby warrants:

(i)	To provide the Lender with financial statements on a regular basis (including, but limited to, annul, quarterly and monthly reports) and other related materials;

(ii)	To accept and coordinate the examination and supervision by the Lender to the use of the loans and the production, operation and financial activities of the Borrower;

(iii)
To immediately inform the Lender of any material change of the Borrower, including but not limited to decrease of registered capital, transfer of material assets or equity, sealing up the collaterals, dissolution, bankruptcy, etc., which would affect the Borrower’s financial status or capability to perform its obligations pursuant to this Agreement;

(iv)	Not to enter into any division, merger, acquisition, reorganizes, contracting, or joint venture or cooperation with foreign investors, etc. without written consent from the Lender; and

(v)	Any matter not covered by this Agreement, the Borrower agrees to handle them according to international practice and the relevant provisions of the Lender.

11.	Adjustment or Termination of the Line of Credit

The Lender shall have the right to adjust or terminate the line of credit at any time within the term of this Agreement, if any of the following events occurs:

11.1	Occurrence of Events of Default under Section 12;

11.2	The Lender believes there is material negative news with regard to the market or of the industry that the Borrower is engaged in;

11.3
The Lender believes that certain restrictive policies or laws enacted by the domestic government, foreign governments or international organizations have or could have material adverse impact on the industry that the Borrower is engaged in.

12.	Events of Default

12.1	The occurrence of any of the following will constitute an Event of Default by the Borrower:

(i)	The Borrower fails to make the payment when the payment is due under this Agreement and any other specific Separate Agreements;

(ii)	The Borrower fails to provide reserves in accordance with this Agreement and any other specific Separate Agreements;

(iii)	The Borrower uses the proceeds of the loan for purposes outside of the scope as agreed upon by the Parties under this Agreement and specific Separate Agreements;

(iv)	Any representation furnished by the Borrower proves to be incorrect or the Borrower breaches any of its representations/warranties under this Agreement;

(v)	The Borrower breaches other obligations contained in this Agreement and specific Separate Agreements; and

(vi)	Occurrence of an event of default under other agreements between the Borrower and the Lender.

12.2	In the event of 12.1, the Lender is entitled to take one or all of following actions:

(i)
Without any prior notice to the Borrower, declare the principal of and accrued interest on the loans, and any other amount due under the specific Separate Agreements due immediately and payable in full;

(ii)
Without any prior notice to the Borrower, deduct payment (including principal, interests, penalties, fees, etc.) due directly from any accounts the Borrower has with the Lender and other branches of Bank of China;

(iii)	Dispose of the secured properties; and

(iv)	Other actions deemed necessary by the Lender.

13.	Change of Exchange Rate - Borrower takes the risk of the change of exchange rates.

14.	Others

14.1	Without prior written consent from the Lender, the Borrower shall not assign any rights or obligations under this Agreement to a third party;

14.2
The Borrower acknowledges that Lender is entitled to assign and delegate its rights or obligations under this Agreement to other branches of Bank of China if necessary. Upon the Lender’s authorization, any other branch of Bank of China is entitled to all rights under this Agreement, including but not limited to, the right to file claims with a court or submit disputes under this Agreement to certain arbitral institutions. The Borrower waives to make any objections to litigation or arbitration qualification of other branches of Bank of China.

14.3	This Agreement shall have legal binding effects on the lawful successors and assignees of both Parties on condition that other stipulations under this Agreement are not affected.

15.	Reservation

15.1
Failure to exercise any rights under this Agreement or require the Borrower to perform any obligations by the Lender does not constitute the Lender’s waiver or exemption of such rights or obligations, nor constitute the Lender’s waiver or exemption of any other rights or any other obligations of the Borrower under this Agreement.

15.2
Any tolerance, extension or delay to execute the rights under this Agreement by the Lender shall not affect any enjoyable rights of the Lender under this Agreement and other laws and regulations, nor be deemed a waiver of the aforesaid rights of the Lender.

16.	Amendment, Termination and Interpretation of Contract

16.1
Unless otherwise stipulated in this Agreement, this Agreement may be amended, supplemented or terminated based on mutual written agreement between both Parties. Any amendments and supplements to this Agreement shall constitute an integral part of this Agreement.

16.2	Any unenforceable provision of this Agreement will not affect the enforceability of all the remaining provisions of this Agreement.

17.	Dispute Settlement

17.1	The Agreement will be governed by laws of People’s Republic of China;

17.2
Any disputes, which cannot be settled through consultation, shall be adjudicated by the court in the jurisdiction where the Lender or the branch of Bank of China that exercises the rights and obligations under this Agreement domiciles.

18.	Notarization: no notarization is required under the Agreement.

19.	Effectiveness of the Agreement

This Agreement shall take into effect as of the date when the legal representatives or authorized representatives of both Parties sign and attach the seals to the Agreement. There are two official copies of the Agreement. Both Parties shall hold one original set, which shall be equally authentic.

20.	Special Note

The Parties have conducted sufficient negotiations on the terms of this Agreement and other specific Separate Agreements. The Lender has reminded the Borrower of paying special attentions to all the terms regarding the rights and obligations of both Parties and of understanding these terms comprehensively and accurately. Upon the request of the Borrower, the Lender has respectively informed and explained the aforesaid terms to the Borrower.

Jinzhou Halla Electrical Equipment Co., Ltd.
/s/ Yuncong Ma
Seal
September 27, 2007
Place: Jinzhou Tiebei Branch

Bank of China (Jinzhou Tiebei Branch)
/s/ Jun Wang
Seal
September 27, 2007
Place: Jinzhou Tiebei Branch